Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our reports dated August 26, 2016, relating to the financial statements and financial highlights, which appears in the Nuveen Core Bond Fund, Nuveen Core Plus Bond Fund, Nuveen High Income Bond Fund, Nuveen Inflation Protected Securities Fund, Nuveen Intermediate Government Bond Fund, Nuveen Short Term Bond Fund and Nuveen Strategic Income Fund’s Annual Reports on Form N-CSR for the year ended June 30, 2016. We also consent to the references to us under the headings Independent Registered Public Accounting Firm and Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 30, 2017